Exhibit 99.1

[EMERSON LOGO]
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                               NEWS & INFORMATION

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FOR:          EMERSON RADIO CORP.
              9 Entin Road
              Parsippany, NJ 07054-0430

CONTACT:      Emerson Radio Corp.           or:    EPOCH Financial Group, Inc.
              Robert Maffei                        Victor Thompson or
              Investor Relations Manager           Todd Atenhan
              (973) 428-2098                       (888) 917-5105

Tuesday, May 23, 2006

                              FOR IMMEDIATE RELEASE

                             EMERSON RADIO ANNOUNCES
                       AUDIT ENGAGEMENT OF MOORE STEPHENS

              CONTROLLER PROMOTED TO DEPUTY CHIEF FINANCIAL OFFICER

PARSIPPANY, NJ - Tuesday, May 23, 2006 -- Emerson Radio Corp. (AMEX: MSN) announced today that, based upon the approval of the Audit Committee and the Board of Directors of the Company, it has engaged the firm of Moore Stephens, P.C. ("Moore Stephens") as its independent registered public accounting firm for the fiscal year ended March 31, 2006.

Mr. Adrian Ma, Chairman and Chief Executive Officer of Emerson Radio Corp. indicated that "the Company is pleased to have engaged Moore Stephens as its outside auditors and hopes to benefit from its significant experience and expects that Moore Stephens will assist the Company in timely and effectively satisfying its filing requirements with the Securities and Exchange Commission and the American Stock Exchange, especially given the firm's world-wide presence that meets Emerson's needs."

The Company also announced the promotion of John D. Florian, the Company's Controller, to the position of Deputy Chief Financial Officer. Mr. Florian will also retain his title as Controller. Mr. Florian has served as the Corporate Controller of Emerson since January 2005. Prior to joining Emerson, Mr. Florian held the position of US Controller at DSM Nutritional Products, Inc., formerly Roche Vitamins Inc. and Hoffmann-LaRoche, from 2002-2004, and from 2000-2002, he held the position of Director, Financial Accounting of DSM. Prior to 2000, Mr. Florian served as a Financial Management Analyst at DSM. Mr. Florian attended William Paterson College where he earned a BA in Accounting and is a member of the New Jersey State Society of Certified Public Accountants (NJSCPA).




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Mr. Ma commented that "Once again, Emerson is pleased that it can reward the efforts of one of its own employees by promoting Mr. Florian to a position of greater responsibility."


Emerson Radio Corp. (AMEX:MSN - News), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions and other video products, microwave ovens, clocks, clock radios, audio and home theater products.


This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended March 31, 2005. The Company assumes no obligation to update the information contained in this news release.